UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Covad Communications Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following communication is to be sent to stockholders of Covad Communications Group, Inc. on or about February 20, 2008.
COVAD LETTERHEAD
REMINDER — YOUR VOTE IS VERY IMPORTANT
February 20, 2008
Dear Covad Stockholder:
We recently sent you very important proxy material for the Special Meeting of Stockholders to be held February 29, 2008. The Special Meeting is being held to approve the merger of Covad Communications Group, Inc. with CCGI Holding Corporation, an affiliate of Platinum Equity.
•	If the merger is completed, you will receive $1.02 in cash, without interest and less any applicable withholding taxes, for each share of Covad common stock you own as of the date of the merger.

•	In order for the merger to be approved, we need a majority of all outstanding shares to vote “FOR” the merger.

•	Our board of directors has unanimously approved the merger agreement and recommends that you vote “FOR” approval of the adoption of the agreement and plan of merger.

•	A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal.
The Special Meeting is rapidly approaching, and we need your vote. Please follow the simple instructions on the enclosed proxy voting form to vote your shares by phone, Internet or by mail. Regardless of the number of shares you own, it is important that you vote.
If you have any questions relating to this stockholder meeting or voting your shares, you may call our proxy solicitor, The Altman Group, toll-free at 800-217-0538 .
Thank you in advance for your support and for acting promptly.
On behalf of your Board of Directors,

Charles Hoffman
President and Chief Executive Officer
If you have recently submitted your proxy,
please accept our thanks and disregard this request.
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